Exhibit 2.3
Execution Version
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of September 1, 2005 (this “Agreement”), between Rory J. Cowan of 281 Fairhaven Hill Road, Concord, Massachusetts 01742 (the “Stockholder”) and Bowne & Co., Inc., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Shareholder Agreement referred to below.
     WHEREAS, as of the date hereof, the Stockholder owns shares of capital stock of Lionbridge Technologies, Inc., a Delaware corporation (the “Company”) set forth on Schedule I attached hereto (such shares, together with any other voting or equity securities of the Company hereafter acquired by the Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);
     WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into a Shareholder Agreement, dated as of the date hereof (the “Shareholder Agreement”), pursuant to which, among other matters, the Company has agreed (a) to designate a Director to serve on the Board in accordance with the provisions of Section 2.01 of the Shareholder Agreement and (b) to nominate a Director to serve on the Board in accordance with the provisions of Section 2.02 of the Shareholder Agreement (collectively, the “Director Rights”); and
     WHEREAS, as a condition to the willingness of Parent to enter into the Shareholder Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Shareholder Agreement, the Stockholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
     Section 1.  Voting of Shares. The Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, the Stockholder will vote, or cause to be voted, all of his Shares in favor of the Director to be designated or appointed to the Board by the Parent in accordance with, and subject to the limitations set forth in, the Shareholder Agreement.
     Section 2.  Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:
          (a)   Voting Power of Shares. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares. The execution and delivery by the Stockholder of this Agreement does not (i) require on the part of the Stockholder any notice to or filing with, or any permit, authorization, consent or approval of, any government or political subdivision or regulatory authority or any other person or (ii) violate any material contract, order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or to which the Stockholder or the Shares may be bound.
          (b)   Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
     Section 3.  Termination. This Agreement shall terminate at the time the Director Rights terminate under the provisions of Article 2 of the Shareholder Agreement.
     Section 4.  Fiduciary Duties. The Stockholder is signing this Agreement solely in Stockholder’s capacity as an owner of his Shares, and nothing herein shall prohibit, prevent or preclude the Stockholder from taking or not taking any action in his capacity as an officer or director of the Company.
     Section 5.  Miscellaneous.
          (a)   Binding Effect; Assignability; Benefit.
                 (i)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns, provided that no party may (other than by operation of law) assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior consent of the other party hereto.
                 (ii)  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          (b)   Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
                 (i)  If to Parent:
Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014
Attention: General Counsel
Telecopy: (212) 931-1899

Copy (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Mark L. Mandel, Esq.
Telecopy: (212) 354-8113
               (ii)   If to the Stockholder:
Rory J. Cowan
281 Fairhaven Hill Road
Concord, Massachusetts 01742

Copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Mark G. Borden, Esq.
Telecopy: (617) 526-5000
                 (iii)  Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party or parties notice in the manner herein set forth.
          (c)   Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed and delivered by the Stockholder and a duly authorized officer of the Parent.
          (d)   Fees and Expenses. Each party shall bear its own costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.
          (e)   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
          (f)   Waiver of Jury Trial. Each of the Stockholder and the Parent hereby waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the Stockholder and the Parent (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5(f).
          (g)   Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
          (h)   Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
          (i)   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.
          (j)   Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
          (k)   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          (l)   Jurisdiction; Agents for Service of Process. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought exclusively in the courts of the State of New York located in New York City or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. Each of the Stockholder and the Parent agree that service of any process, summons, notice or document by United States registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 5(l).
          (m)   Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
[Signature Page to follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

BOWNE & CO., INC.

By:	/s/ Scott L. Spitzer

Name:	Scott L. Spitzer

Title:	Senior Vice President, General

Counsel and Corporate Secretary

STOCKHOLDER:

/s/ Rory J. Cowan

Signature

Rory J. Cowan

Schedule I

Shares: 2,693,395 shares of Common Stock

Options: options to purchase 1,125,000 shares of common stock outstanding (vested and unvested). No voting rights attached to the options.
Restricted Stock Units: 171,889 Units, with restrictions that lapse in August 2007, 2008 and 2009. No voting rights attached to the Units.